Exhibit 4.4

ADDENDUM TO THE CALL OPTION AGREEMENT

THIS ADDENDUM IS MADE ON 6 NOVEMBER 2018 BETWEEN

(1)

ProQR Therapeutics N.V., a public company under Dutch law (naamloze vennootschap), having its official seat in Leiden, its office address at Zernikedreef 9, 2333 CK Leiden, the Netherlands and registered in the Dutch Commercial Register under number 54600790 (the Company);

(2)

Stichting Continuity ProQR Therapeutics, a foundation under Dutch law (stichting), having its official seat in Leiden, its office address at Zernikedreef 9, 2333 CK Leiden, the Netherlands and registered in the Dutch Commercial Register under number 61435775 (the Foundation).

RECITALS

(A)

The Company and the Foundation are a party to a call option agreement dated 23 September 2014 and the addendum thereto entered into in 2015 (the Call Option Agreement) with a view to the realisation of a situation in which the Foundation can delay, mitigate or prevent the acquisition or expansion of influence and/or control over the Company which the Foundation considers to be, or reasonably expects to lead to, a Threat.

(B)

The Company and the Foundation wish to amend the Call Option Agreement in order to provide for an obligation for the Company to charge the Exercise Price (or part thereof) to the Company’s reserves if so requested by the Foundation.

NOW HEREBY AGREE AS FOLLOWS:

1.	definitions

Unless specifically provided otherwise herein the definitions used in this Addendum will have the meaning set out in the Call Option Agreement.

2.	Amendment of clause 2.4.5 of the call option agreement

Clause 2.4.5 of the Call Option Agreement is hereby amended and will read as follows:

“2.4.5

Upon receipt of a request from the Foundation to charge the Exercise Price (or part thereof) against the Company’s reserves as referred to in Article 2.4.4 (a), the Company will be obliged to facilitate such request but only up to the amount equal to the available freely distributable reserves. In deviation of Article 2.3.1 the Exercise Price shall be 100% of the total nominal value of the Preferred Shares if so requested by the Foundation. In the event the Exercise Price cannot be satisfied in full by charging it to the Company’s reserves, the Management Board shall inform the Foundation as soon as possible but ultimately within two Business Days following receipt of the request. Upon receipt of a request from the Foundation to facilitate payment of the Exercise Price (or part thereof) in the manner as referred to in Article 2.4.4 (b) the Management Board shall inform the Foundation within two Business Days following the receipt of such request whether it wishes to facilitate such request and whether the Supervisory Board has approved this. If so, the Management Board shall inform the Foundation which part of the Exercise Price the Management Board has determined to be satisfied as described in Article 2.4.4 (b), as well as the method(s) to be used for this purpose.”

3.	integral PART

This Addendum forms an integral part of the Call Option Agreement and any reference to the Call Option Agreement will also be a reference to this Addendum and vice versa.

4.	governing law and jurisdiction
4.1	Governing Law

This Addendum shall be governed by and construed in accordance with the laws of the Netherlands.

4.2	Jurisdiction

The Foundation and the Company agree that any dispute in connection with this Addendum or any agreement resulting therefrom shall be submitted to the exclusive jurisdiction of the competent court in Amsterdam.

(signature page follows)

Signature page to the Addendum to the Call Option Agreement

ProQR Therapeutics N.V.
Name:
Title:

Stichting Continuuity ProQR Therapeutics
Name:
Title:

Stichting Continuity ProQR Therapeutics
Name:
Title: